WILLIAM BLAIR FUNDS

Written Instrument Establishing and Designating
Class A, B, C, N and I Shares of
the William Blair Tax-Managed Growth Fund, the William Blair Large Cap Growth Fund,
the William Blair Small Cap Growth Fund and the William Blair Disciplined Large Cap Fund

The undersigned, being a majority of the Trustees of the William Blair Funds (the "Trust"), a business trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the "Declaration of Trust"), pursuant to Section 6.2 and Section 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a seventh, eight, ninth and tenth series of Interests of the Trust to be known as the "William Blair Tax-Managed Growth Fund," the "William Blair Large Cap Growth Fund," the "William Blair Small Cap Growth Fund," and the "William Blair Disciplined Large Cap Fund," respectively (each a "Series"), and further do hereby establish five classes of each Series designated Class A Shares, Class B Shares, Class C Shares, Class N Shares and Class I Shares (each a "Class"). The relative rights and preferences of each such Series and Class shall be as set forth in the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned have this 19th day of October, 1999 signed these presents.

/s/ Conrad Fischer/s/ Vernon Armour

Conrad FischerVernon Armour

/s/ Theodore A. Bosler/s/ J. Grant Beadle

Theodore A. BoslerJ. Grant Beadle

/s/ Ann P. McDermott/s/ James M. McMullan

Ann P. McDermottJames M. McMullan